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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2003

Cogent Communications Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-31227 (Commission File Number)	52-2337274 (I.R.S. Employer Identification No.)

1015 31st Street N.W.
Washington, D.C. 20007
(Address of Principal Executive Offices)

(202) 295-4200
(Registrant's telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE

        On January 28, 2003, the Registrant filed a preliminary information statement on Schedule 14C with the Securities and Exchange Commission. The information statement relates to a proposed amendment and restatement of the Registrant's certificate of incorporation in connection with the proposed settlement described below.

Settlement and Note Exchange:

        On December 12, 2001, the Registrant's subsidiary, Allied Riser, announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the Securities and Exchange Commission on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors (the "Noteholder Litigation"). The suit alleges, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with the Registrant. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002, the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002, the Court issued a Memorandum Opinion denying that motion. On July 23, 2002, the plaintiffs filed a motion for partial summary judgment in which they alleged that the merger was a "change of control" as defined by the indenture governing the Allied Riser notes. On November 7, 2002, the Court issued a ruling denying that motion. Instead, the Court determined that there had not been a "change of control," as defined in the indenture. This decision may be appealed by the plaintiffs.

        On March 27, 2002, certain holders of the Allied Riser notes filed an involuntary bankruptcy petition under Chapter 7 of the United Stated Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above. Petitioners contend that the acquisition of Allied Riser was a change of control that entitled them to declare the notes were accelerated and are now due and payable. The petition does not name the Registrant as a party. Management notes, however that pursuant to the terms of the supplemental indenture related to the notes, the Registrant is a co-obligor of the notes. On June 11, 2002, the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. On August 8, 2002, the judge issued a written order dismissing the petition.

Proposed Settlement of Noteholder Litigation:

        In order to end the distraction to management and diversion of resources caused by the actions of certain of the holders of the Allied Riser notes, including specifically the Noteholder Litigation, the Registrant determined in November of 2002 to attempt to reach a settlement with the noteholders who are party to the Noteholder Litigation. The Registrant entered into discussions with these Noteholders which resulted in the Registrant, Allied Riser and the noteholders entering into a non-binding letter agreement relating to the settlement of the Noteholder Litigation and the mutual release of the claims by the noteholders, the Registrant, Allied Riser and certain former directors of Allied Riser. Pursuant to the terms of the letter agreement, the Registrant and Allied Riser, in consideration of the settlement of the Noteholder Litigation, agreed to exchange shares of Additional Preferred Stock and cash with the noteholders in return for their Allied Riser notes. The Registrant also agreed to reimburse the noteholders for their legal expenses in connection with the settlement in an amount up to $100,000.

        In order to consummate the settlement agreed to by these parties, the letter agreement anticipates that the Registrant, Allied Riser and the holders of $106,789,000 in face value of the Allied Riser notes will enter into an Exchange Agreement, a Settlement Agreement and an Escrow Agreement. Pursuant to the Exchange Agreement, the Allied Riser noteholders will surrender to Allied Riser all of the notes that they hold, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of $4,997,725 and an aggregate 3,426,293 shares of Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock.

        Pursuant to the Settlement Agreement, the Allied Riser noteholders will cause the Noteholder Litigation to be dismissed with prejudice and will deliver to the Registrant, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by the Registrant of $4,880,256 and a general release from the Registrant, Allied Riser and certain former Allied Riser directors.

        The consummation of the transactions contemplated by the Exchange Agreement and the Settlement Agreement will be subject to the satisfaction of normal and customary conditions.

        Pursuant to the Escrow Agreement, the Registrant and Allied Riser will deposit with an escrow agent the aggregate cash payment in respect of the note exchange, the aggregate cash payment in respect of the settlement of the Noteholder Litigation, and a copy of the general release executed by the Registrant, Allied Riser and the former Allied Riser directors named in the Noteholder Litigation. The Allied Riser noteholders will deposit with the escrow agent the Allied Riser notes and executed copies of the general release executed by each noteholder. Upon delivery of the shares of the Series D and Series E Preferred Stock, the escrow agent will be obligated to release the Allied Riser notes and a fully executed general release to the Registrant and Allied Riser, and the cash payment in respect of the Allied Riser note exchange, the cash payment in respect of the settlement of the Noteholder Litigation and a fully executed general release to the Allied Riser noteholders.

        The Amended and Restated Charter will increase the number of authorized shares of the Registrant's Preferred Stock from 98,173,643 shares to 106,276,229 shares by authorizing 8,102,586 additional shares of preferred stock, 1,250,000 of which will be authorized but unissued and undesignated Preferred Stock, 3,426,293 of which will be designated Series D Participating Convertible Preferred Stock and 3,426,293 of which will be designated Series E Participating Convertible Preferred Stock. The terms of the Series D Preferred Stock and Series E Preferred Stock are set forth in the information statement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2003	COGENT COMMUNICATIONS GROUP, INC.
	By:	/s/ DAVID SCHAEFFER
	Name:	David Schaeffer
	Its:	Chief Executive Officer

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  ITEM 9. REGULATION FD DISCLOSURE
SIGNATURES